EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the twenty-six week periods ended June 29, 2008 and July 1, 2007

(Dollar amounts in millions)

	TWENTY-SIX WEEKS ENDED
	JUNE 29, 2008	JULY 1, 2007
Available earnings:
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(546)	$103
Add: interest portion of rental expense	23	21
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	80	(15)

Available earnings (loss)	$(443)	$109

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	254	304
Weyerhaeuser Real Estate Company and other related subsidiaries	29	30

Subtotal	283	334
Less: intercompany interest	(3)	(1)

Total interest expense incurred	280	333
Amortization of debt expense	4	5
Interest portion of rental expense	23	21

Total fixed charges	$307	$359

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(750)	$(250)

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the twenty-six week period June 29, 2008 and July 1, 2007

(Dollar amounts in millions)

	TWENTY-SIX WEEKS ENDED
	JUNE 29, 2008	JULY 1, 2007
Available earnings:
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(566)	$83
Add: interest portion of rental expense	18	16
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	8	10
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	411	(122)

Available earnings (loss)	$(129)	$(13)

Fixed charges:
Interest expense incurred	254	304
Amortization of debt expense	4	5
Interest portion of rental expense	18	16

Total fixed charges	$276	$325

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(405)	$(338)